                                                                    Exhibit 10.6

         NOTE: The information designated by a bracketed asterisk [*] has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

                             Table of Defined Terms
                             ----------------------

                                               Paragraph                Page
                                           ----------------          ----------
Acceptable Protection Coverage               6.1.5.1                      25
Acquisition Debt                             6.1.5.2                      25
Affiliate                                    1.1                           2
Aggregate Indemnification Payments           2                             3
API                                          Introduction                  1
API Purchase                                 Introduction                  1
AWA                                          Introduction                  1
Base Debt Period                             6.1.5.3                      25
Buyers                                       Introduction                  1
Change of Control                            6.1.5.4                      26
Claim Notice                                 5.2.1                        17
Claims                                       5.2.2                        18
Closing Date High Yield Note                 6.1.5.3                      26
Costs and Expenses                           1.2                           2
Deed                                         10.3                         34
Designated Debt Arbiter                      6.1.5.5                      26
Designated Fox River Arbiter                 6.1.5.6                      26
Excess Cost Due Date                         4.1.1.1                       6
Excess Costs                                 5.2.5                        20
Excess Coverage                              6.1.3                        25
Excess Projected Amount                      6.1.5.7                      27
Extended Debt Period                         6.1.5.8                      27
Extended Debt Period Prerequisites           6.1.5.9                      27
Fox River Payments                           6.1.1                        23
Indemnification Notice                       4.1.1.1                       5
Initial Indemnification Payment              4.1.1.2                       6
Insolvency Event                             4.2.3                        10
Later Period Coverage                        6.1.2                        24
Loan Amount                                  4.1.2                         7

                             Table of Defined Terms
                             ----------------------
                                (continued)

                                               Paragraph                Page
                                           ----------------          ----------

Loans                                         4.1.2                         7
Member of the Buyers' Group                   1.3                           2
New Appleton                                  Introduction                  1
Observing Buyers                              5.2.8                        21
PDC                                           Introduction                  1
PDC Agreement                                 Introduction                  1
Purchase Agreement                            Introduction                  1
Recoveries                                    1.4                           2
Refinancing                                   6.1.5.10                     28
Relief                                        1.5                           3
Scheduled Base Period Expiration Date         6.1.5.3                      26
Security Agreement                            6.2                          30
Substitute High Yield Note                    6.1.5.3                      26
Tax                                           1.6                           3
Tax Benefit Amount                            5.1.1.1                      12
Tax Contest                                   5.1.5.2                      16
Tax Designee                                  5.1.5.1                      15
Tax Notice                                    5.1.5.1                      15
Tax Relief Notice                             5.1.4.1                      14
Tax Relief Response Notice                    5.1.4.2                      14
Taxation                                      1.6                           3

                 FOX RIVER AWA ENVIRONMENTAL INDEMNITY AGREEMENT

         THIS AGREEMENT is made on the 9/th/ day of November, 2001 by and among PAPERWEIGHT DEVELOPMENT CORP. ("PDC"), a Wisconsin corporation, NEW APPLETON
                                ---
LLC, a Wisconsin limited liability company ("New Appleton" and, together with
                                             ------------
PDC, "Buyers"), APPLETON PAPERS INC., a Delaware corporation ("API"), and ARJO
      ------                                                   ---
WIGGINS APPLETON p.l.c., a corporation incorporated in England and Wales with company number 2454830 ("AWA").
                         ---

         WHEREAS, pursuant to a Purchase Agreement dated as of July 5, 2001 (the "Purchase Agreement"), Buyers have indirectly purchased one hundred percent
 ------------------
(100%) of the outstanding capital stock of API from the Sellers, as defined therein (the "API Purchase"); and
              ------------

         WHEREAS, Buyers have agreed, pursuant to the Fox River PDC Environmental Indemnity Agreement (the "PDC Agreement") of even date herewith,
                                        -------------
and in reliance on this Agreement, to indemnify API in respect of the Excess Costs;

         WHEREAS, in connection with the API Purchase, AWA has agreed to indemnify Buyers against all costs incurred by Buyers in connection with their indemnification obligations under the PDC Agreement; and Buyers and API have agreed jointly and severally to indemnify AWA against the API Excess Costs; and

         WHEREAS, capitalized terms used herein without definition shall have the meaning ascribed to them in the PDC Agreement.

         NOW, THEREFORE, the parties hereto have agreed to the following:

1.       INTERPRETATION

         In this Agreement, unless the context otherwise requires:

         1.1 "Affiliate" means a person or entity included within the definition
              ---------
of "affiliate" set forth in United States Securities and Exchange Commission Rule 405, as amended from time to time.

         1.2 "Costs and Expenses" means reasonable out-of-pocket expenses
              ------------------
properly incurred (i) in connection with a Tax Contest, (ii) in pursuing or asserting any rights of Recovery, or (iii) in connection with the defense of Claims. For the purposes hereof, all costs incurred by employees of API, Buyers or any other Member of the Buyers' Group who assist AWA pursuant to Section 5.2 below shall be included as Costs and Expenses at the rate per hour specified in
Schedule 1.2 hereto

         1.3 "Member of the Buyers' Group" means API (whether or not it is at
              ---------------------------
any relevant time still an Affiliate of Buyers), Buyers and its and their respective present or future Affiliates, officers, employees, agents, directors, stockholders, partners and other holders of equity securities.

         1.4 "Recoveries" means any amounts which are received by API or any
              ----------
other Member of the Buyers' Group from any third party in respect of Excess Costs (but, for the avoidance of doubt, not including any Tax Benefit Amount as defined in Section 5.1.1.1.), including without limitation (i) pursuant to the NCR Agreements, (ii) pursuant to insurance policies, and (iii) from other third parties or otherwise. For the avoidance of doubt, Recoveries will not include (x) any payments by NCR to third parties or
(y) payments by NCR to API which API combines with its own funds to make a payment to a third party on behalf of both API and NCR; and Recoveries will include any amounts paid by NCR to API under the NCR Agreements in reimbursement of amounts previously paid by API to third parties on behalf of NCR, but only to the extent that API had included such previously paid amounts as Excess Costs under the PDC Agreement.

         1.5 "Relief" means any loss, allowance, credit, deduction or set-off
              ------
for Tax purposes benefiting any Member of the Buyers' Group arising as a result of (i) its or any other Member of the Buyers' Group's incurring of or paying Excess Costs, (ii) any indemnification payment by Buyers under the PDC Agreement, or (iii) its or any other Member of the Buyers' Group's incurring of or paying Costs and Expenses. For the avoidance of doubt, Relief shall include any benefit described above obtained by any shareholder of a Member of the Buyers' Group by virtue of such Member of the Buyers' Group being a so-called "pass-through" entity for United States tax purposes.

         1.6 "Tax" or "Taxation" means all federal, state, provincial, local,
              ---      --------
territorial and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties or assessments together with all penalties, interest and additions imposed with respect to such tax amounts.

2.       INDEMNIFICATION BY AWA

         Subject to the provisions of this Agreement, AWA hereby covenants to indemnify and hold harmless Buyers or, where applicable, any other Member of the Buyers' Group, in respect of the following (the "Aggregate Indemnification
                                                 -------------------------
Payments"):
--------

         2.1 all amounts for which Buyers become responsible in satisfaction of their indemnification obligations under the PDC Agreement, reduced by the sum of
(i) any Tax Benefit Amounts, and (ii) any Recoveries received by any Members of the Buyers' Group;

         2.2 any Tax Benefit Amount in the event, and only to the extent that, any such Tax Benefit Amount is not finally allowed by the applicable Tax authority after having been taken into account as a repayment of a Loan pursuant to Section 4.1.2.2(ii), along with any interest and penalties paid (net of Tax effect) in respect of any such disallowance;

         2.3 any Recoveries in the event, and only to the extent that, any such Recoveries are not finally received (or must be returned) by any Members of the Buyers' Group after having been taken into account as a repayment of a Loan pursuant to Section 4.1.2.2(i).; and

         2.4 any Costs and Expenses incurred by Buyers, but only to the extent not explicitly the responsibility of the Buyers by operation of Section 5.1.5.3 or Section 5.2.8 below.

3.       INDEMNIFICATION BY API AND BUYERS

         API and Buyers hereby acknowledge (i) that they are and shall remain, as between the parties hereto, solely responsible for the satisfaction of the API Excess Costs, and nothing contained herein or in the PDC Agreement shall transfer any such liability to AWA or constitute AWA's agreement to assume any such liability, and (ii) that the indemnity provided by AWA pursuant to Article 2 shall not apply to the API Excess Costs. In accordance with the foregoing, API and Buyers hereby jointly and severally covenant to indemnify, hold harmless and pay to AWA an amount equal to any API Excess Costs that AWA actually incurs or otherwise pays on behalf of API, either Buyer or any other Member of the Buyers' Group.

4.       SATISFACTION OF AWA INDEMNIFICATION

4.1 The parties hereby acknowledge that while API may be legally responsible, as a matter of law, for satisfying the Indemnified Excess Costs, and while AWA's indemnification obligation hereunder in respect of the Indemnified Excess Costs relates to Buyers' obligation to indemnify API, it is the agreement of the parties that, as set forth in Section 4.1.3, by operation of this Agreement and AWA's indemnification obligations hereunder, AWA shall, upon Buyers' request but subject to the terms and conditions set forth herein, pay (or cause to be paid) to API on behalf of Buyers or Buyers (or, where applicable, Members of the Buyers' Group) the amount of the Indemnified Excess Costs prior to such time that API (or either Buyer (or, where applicable, a Member of the Buyers' Group)) becomes legally obligated to pay such Indemnified Excess Costs so that neither Buyer (nor API, nor, where applicable, any other Member of the Buyers' Group) is effectively ever out of pocket in respect thereof; provided that in furtherance of the foregoing, AWA may in its discretion make such payments directly to the applicable obligee in respect thereof, in which latter case AWA shall provide notice to Buyers and API of such direct payment. Further, except as set forth in Section 4.1.3, and consistent with the foregoing, AWA shall pay the Indemnified Excess Costs initially without giving effect to the deductions therefrom set forth in Sections 2.1(i) and (ii) above. The following sets forth the procedures under which AWA shall pay the Indemnified Excess Costs; provided, however, that nothing contained below is intended to limit AWA's rights of control as set forth in Section 5 below.; and provided, further, that the parties acknowledge that they may from time to time agree to informal procedures to supplement the following, although neither party is under any obligation to agree to any such informal procedures:

           4.1.1 AWA shall initially satisfy the amount of Indemnified Excess Costs as follows:

           4.1.1.1 Buyers (or API on behalf of Buyers) shall provide notice (the "Indemnification Notice") to AWA, setting forth the amount of any
     ----------------------
    Indemnified Excess Costs which the Buyers are required to pay to API under the terms of the PDC Agreement for which Buyers seek indemnification hereunder, notwithstanding that neither the Buyers nor API have paid such costs in advance of issuing such Indemnification Notice. The Indemnification Notice shall set forth the amount of the applicable Indemnified Excess Costs, together with documentary support in respect thereof (setting forth all of the circumstances thereof), and, if payment thereof has not yet been made, the date by which such payment is legally due from Buyers (the "Excess Cost Due Date").
                      --------------------

         4.1.1.2 AWA shall, and notwithstanding that it may be contesting its obligation to make such payment in accordance with Section 7, pay to Buyers or Members of the Buyers' Group (or, pursuant to Sections 4.1 and 4.1.3, the applicable obligee or API) the amount of the Indemnified Excess Costs set forth in each Indemnification Notice (the "Initial Indemnification Payment") not later
                                     -------------------------------
than the later of (i) ten (10) days after delivery of the Indemnification Notice or (ii) seven (7) days prior to the Excess Cost Due Date or (iii) if AWA makes such payment to the applicable obligee or to API, on the due date therefor as set forth in the PDC Agreement; provided that AWA shall be entitled to reduce
                                --------
any Initial Indemnification Payment by any amounts owed to AWA under this Agreement, including without limitation (x) indemnification payments pursuant to
Section 3, (y) any Recoveries (whether or not in respect of such Initial Indemnification Payment) not previously paid to AWA or otherwise applied against AWA's obligations hereunder, and (z) any Tax Benefit Amount not previously paid to AWA or otherwise applied against AWA's obligations hereunder. If AWA shall not make any Initial Indemnification Payment when the same shall be due, the amount of such past due payment shall be payable by AWA on demand by API, together with interest at the rate of ten percent (10%) per annum from the date such payment was due.

         In the event that AWA shall at any time contest or dispute its obligation to make an Initial Indemnification Payment, AWA shall submit such dispute for resolution pursuant to Section 7 below; and if, as a result thereof, API is obligated to reimburse AWA it shall do so upon demand, together with interest at the rate of ten percent (10%) per annum from the date AWA made such payment.

                  4.1.2 The Initial Indemnification Payments hereunder shall initially be characterized as loans ("Loans" and the amounts
                                               -----
         outstanding from time to time in respect of the Loans, the "Loan
                                                                     ----
         Amount") from AWA to Buyers, as follows:
         ------

                           4.1.2.1 Each Loan shall be interest free and without

         recourse to Buyers, API or any other Member of the Buyers' Group, such that neither Buyers, API, nor any other Member of the Buyers' Group shall under any circumstances be obligated to make repayment thereof other, than as set forth in Section 4.1.2.2 or otherwise below.

                           4.1.2.2 The Loan Amount shall be repaid, or deemed repaid, as follows:

                                   (i) in any and all events (and regardless of
whether there are then outstanding Loan Amounts), Buyers shall pay to AWA all Recoveries within ten (10) days following actual receipt thereof by API or any other Member of the Buyers' Group. Any such payments shall constitute payments of outstanding Loan Amounts or, if no Loan Amounts are then outstanding, prepayments in respect of future Loan Amounts;

                                   (ii) on March 15 of each year (or, by
operation of Section 5.1.4 below, as soon as possible thereafter), Buyers shall repay any outstanding Loan Amount to the extent of the Tax Benefit Amount in respect of the prior calendar year; provided that, in lieu of making any such cash payment, Buyers may elect to permit AWA to reduce its next payment obligations to Buyers hereunder by such amount;

                                   (iii) if upon final calculation of the Tax
 Benefit Amount for a calendar year the amount thereof is different than the amount utilized in the calculation described in (ii) above, the parties hereto shall make an appropriate reconciling payment, i.e. if the Tax Benefit Amount is greater than utilized, the Buyers shall pay such excess amount in cash to AWA (subject to the proviso at the end of subsection 4.1.2.2(ii) above); and if the Tax Benefit Amount is less than utilized, AWA shall pay such lesser amount in cash to Buyers; and

                                   (iv) the outstanding Loan Amount in respect
of each year shall be deemed repaid, and Buyers shall have no further obligations in respect thereof, after giving effect to the repayments set forth in (i) through (iii) above. Any amounts deemed repaid, as aforesaid, shall therefore be treated as Aggregate Indemnification Payments in accordance herewith, i.e. to the extent of the original Loan Amount for such year reduced by the payments made in respect of Recoveries and the Tax Benefit Amount.

                  4.1.3 In recognition of Buyers' obligations under the PDC Agreement and of the fact that API shall be responsible in the first instance to satisfy the Indemnified Excess Costs, Buyers hereby direct AWA to make all payments hereunder directly to the applicable obligee or, if applicable, to API; provided, however, that such direct payments shall nonetheless be treated as a matter of law as being in satisfaction of AWA's obligations hereunder.

         4.2 At any time that (i) an Insolvency Event has occurred with respect to Buyers, API or any other Member of the Buyers' Group or (ii) Buyers, API or any other Member of the Buyers' Group have failed to pay or satisfy any portion of the API Excess Costs when due, and such failure shall have continued for thirty (30) days after written notice thereof shall have been given by AWA to the defaulting party; (provided that such notice and cure period shall not apply if any such extended period would have a material adverse effect on AWA; and further provided that Buyers' failure to make any indemnification payment to API or AWA by reason of AWA's failure to make an indemnification payment to Buyers pursuant to this Agreement shall not be deemed to be a default hereunder), the following shall thereafter apply:

             4.2.1 AWA shall be entitled, in lieu of the procedures set forth in Section 4.1, to make payments as otherwise determined in accordance with Section 4.1.1.2 equal to the amount of Indemnified Excess Costs, net of AWA's good faith estimate of the Tax Benefit Amount and Recoveries to be obtained by API or another Member of Buyers' Group relating to such Indemnified Excess Costs. Any such payment shall be deemed to constitute a Loan hereunder and the amount thereof shall constitute a portion of the Loan Amount; provided that in such case
                                                   --------
          any Tax Benefit Amount or Recoveries, when received, relating to such Indemnified Excess Costs up to the amount of such estimate thereof shall be the property of Buyers. If, upon final determination of Tax Benefit Amount and Recoveries, the amount paid by AWA pursuant to
          Section 4.1.3 on account of Indemnified Excess Costs is inaccurate, then, as applicable, either (x) AWA shall pay Buyers in cash the amount of any deficiency or (y) Buyers shall pay AWA in cash the amount of any overpayment, (subject to the proviso at the end of Section 4.1.2.2(ii)).

             4.2.2 In any event, and without affecting the limitations set forth in the definition of Indemnified Excess Costs as set forth in the PDC Agreement applicable upon an Insolvency Event, AWA's indemnification obligations hereunder, and its obligation to make Loans hereunder, shall not in any year exceed the amount of Indemnified Excess Costs for which the Buyers and/or API would have become responsible in that year absent such Insolvency Event. For the avoidance of doubt, therefore, if by reason of an Insolvency Event, the obligations of the Buyers and/or API in respect of Indemnified Excess Costs are accelerated, liquidated or otherwise established at a specific sum representing, for example, the then current value of the future obligations, AWA's responsibility hereunder shall not apply to such liquidated amount, but instead shall be limited such that AWA's obligations hereunder shall be calculated and paid each year on the basis of the Indemnified Excess Costs that would have been paid by API during that year had there been no such acceleration or liquidation.

          4.2.3 For the purposes hereof, an "Insolvency Event" shall occur in
                                             ----------------
     relation to a person if:

                  (i) it admits in writing its inability to pay its debts as they fall due;

                  (ii) it voluntarily commences an action for its liquidation or winding up otherwise than purely for the purposes of a solvent reconstruction or amalgamation;

                  (iii) it consents to the appointment of a receiver (including an administrative receiver or receiver and manager) over the whole or any material part of its assets or undertaking, or, after a 60 day period, is unable to discharge or stay an involuntary action for such appointment;

                  (iv) it makes a general assignment for the benefit of its creditors;

                  (v) a voluntary or involuntary petition has been filed by or against it pursuant to any bankruptcy or insolvency law (as from time to time amended, re-enacted or replaced); provided, however, that in the case of an involuntary petition, such petition is not discharged or stayed within 60 days after its filing; or
                 (vi) any matter similar or analogous to any of those described above occurs in relation to it under the laws of any relevant jurisdiction.

         4.3 The Aggregate Indemnification Payments made by AWA pursuant to this
Section 4, after giving effect to the Tax Benefit Amount and Recoveries, if applicable, shall constitute reductions to the Purchase Price paid by Buyers in respect of the API Purchase.

         4.4 Buyers and API acknowledge that AWA's combined maximum aggregate liability to Buyers and API hereunder or otherwise in respect of Excess Costs shall not exceed the Excess Costs paid (or otherwise incurred) by API, Buyers or any other Members of the Buyers' Group and constituting Indemnified Excess Costs, net of any Recoveries and any Tax Benefit Amounts.

         4.5 Notwithstanding any provision of this Agreement to the contrary, AWA is not assuming any liability of Buyers or API to third parties in respect of Excess Costs pursuant to this Agreement; instead AWA is only indemnifying Buyers or any other Member of the Buyers' Group in respect thereof. Further, no person or entity, other than the parties to this Agreement and the other Members of the Buyers' Group, shall have any rights or obligations under or by reason of this Agreement, including but not limited to any third party beneficiary rights, nor any right of direct action to enforce this Agreement.

         4.6 Further, for purposes of determining whether Buyers have satisfied the First Tier Indemnification Amount (and the point at which API becomes responsible for the API Excess Costs), the Indemnified Excess Costs shall be deemed to include (i) any payments made by AWA which would have constituted Excess Costs if they had been incurred by API or would have been subject to indemnification hereunder if incurred by Buyers, and (ii) all Costs and Expenses incurred by AWA.

5. TAX BENEFITS; RECOVERIES

   5.1 Buyers and API hereby agree that they shall use their best efforts to seek and obtain Relief on account of the payment of Excess Costs or, as the case may be, indemnification payments by Buyers to API, in any such case for the benefit of any Member of the Buyers' Group, as expeditiously and as diligently as practicable. If, and to the extent any Member of the Buyers' Group obtains any such Relief, the amount thereof shall be a deduction from AWA's indemnification obligations (i.e. as a Tax Benefit Amount, as set forth in Section 2.1(i) above).

       5.1.1    For the purposes hereof,

                5.1.1.1  the "Tax Benefit Amount" shall mean the actual benefit,
                              ------------------
stated in dollars, obtained by any Member of the Buyers' Group on account of Relief. For the purposes of calculating the Tax Benefit Amount, (i) the applicable Relief shall be determined by reference to the average Tax rates applicable to such Member of the Buyers' Group in the year in which such determination is being made, (ii) such calculation shall be based upon claims for Relief made against Tax either by way of deduction against taxable profits or otherwise, i.e. when Tax would otherwise have become payable but for Relief, and (iii) the Tax Benefit Amount shall be reduced by any Tax (also determined based upon the average rates of such Member of the Buyers' Group) arising by reason of the deemed repayment or satisfaction of a Loan or otherwise by reason of the structure of the arrangement set forth herein; and if the Tax calculated pursuant to the subsection (iii) exceeds the Tax Benefit Amount, the amount of such excess shall be paid in cash by AWA to Buyers.

            5.1.1.2 the Buyers shall provide AWA with copies of all tax returns (and underlying work papers in connection therewith) reflecting the calculation of the Tax Benefit Amount. Upon AWA's request, the Buyers shall provide AWA with access to all such information and to those professional advisers who assisted in the preparation thereof; provided, however, the disclosure of such tax returns and other information to AWA shall be subject to the terms of Section
9.2 of the Purchase Agreement.

    5.1.2 In the event Buyers or API fail to comply fully with their obligations under this Section 5.1 (and in accordance with Section 5.1.4 source not found.) to claim Relief or fail to utilize such Relief as soon as practical and otherwise as aforesaid, Buyers shall be obligated to repay in cash (subject to the proviso at the end of Section 4.1.2.2(ii)),, at the time when a Tax Benefit Amount would otherwise have been paid pursuant to Section 4.1.2.2, that portion of the Loan Amount equal to the aggregate Tax Benefit Amount that would have been realized by Buyers, API or any other Member of the Buyers' Group had it acted in accordance with its obligations under this Agreement.

    5.1.3 In the event that a Loan Amount is deemed repaid by reason of a Tax Benefit Amount (or cash is actually paid to AWA in respect of a Tax Benefit Amount) and the Internal Revenue Service or other Tax authority subsequently seeks to deny part or all of such Tax Benefit Amount or such Tax Benefit Amount is otherwise decreased by any such Tax authority, AWA shall immediately re-loan to Buyers the amount of any Tax and deficiency interest that is required to be paid by any Member of the Buyers' Group either (i) as a result of a settlement or the decision of an applicable Tax authority or judicial body following a determination not to pursue any appeal thereof, or (ii) to pursue the claim, either in a different forum, or to contest a state determination, or otherwise.

Any such re-loan shall be made immediately upon, or concurrently with, any such payment required to be made by any Member of the Buyers' Group. Any amount re-loaned pursuant to this Section 5.1.3 will be repaid in cash forthwith by Buyers to AWA (or applied against AWA's indemnification obligations hereunder) but only if and to the extent that the entitlement to a Tax Benefit Amount in respect of which an amount is re-loaned hereunder is finally established and a Tax Benefit Amount obtained, failing which such re-loaned sum will become part of the Aggregate Indemnification Amounts pursuant to Section 2 above and shall be deemed repaid in accordance with Section 4.1.2.2

         5.1.4 The following provisions shall apply in respect of the process under which Members of the Buyers' Group shall determine the extent to which they shall claim Relief with respect to each year.

               5.1.4.1 On or before March 15 during each year API shall deliver to AWA written notice (the "Tax Relief Notice") setting forth the Relief that it intends to claim with respect to the prior year, and shall thereafter provide AWA with any further information that AWA requests that AWA deems relevant to its review of such Tax Relief Notice.

               5.1.4.2 AWA shall provide API with written notice (the "Tax Relief Response Notice") within 30 days following delivery of the Tax Relief Notice, either approving or contesting the Tax Relief Notice; provided that such 30 day period shall be extended, as reasonably necessary, to give effect to requests for further information that are made by AWA pursuant to Section
5.1.4.1 AWA shall be deemed to have approved the Tax Relief Notice if it shall not deliver a timely Tax Relief Response Notice.

               5.1.4.3 If AWA contests the Tax Relief Notice, as aforesaid, the parties shall resolve the resulting dispute in accordance with the provisions of
Article 7 below; provided, however, (i) the arbitrator shall in all events be a firm of recognized national expertise in Tax matters, and (ii) the time frames set forth within Article 7 shall be accelerated, as necessary, in order to assure that the Members of the Buyers' Group comply with their Tax reporting requirements.

         5.1.5 The following further provisions shall apply in respect of the conduct of the Tax affairs of the Members of the Buyers' Group in order to give effect to the provisions of Section 5.1.

               5.1.5.1 Buyers shall keep AWA or its designee for tax matters (its "Tax Designee") informed of the progress of the Tax affairs of Buyers and
      ------------
the Members of the Buyers' Group to the extent they are relevant to Relief claimed by Buyers or a Member of the Buyers' Group and will provide copies of all correspondence and transcripts or summaries of all meetings with the Internal Revenue Service or other Tax authority relevant to the Relief claimed subject to the terms of Section 9.2 of the Purchase Agreement. Without limiting the foregoing, Buyers shall promptly notify AWA or its Tax Designee in writing (a "Tax Notice") following receipt by any Member of the Buyers' Group of any
    ----------
notice of any proposed, pending or threatened Tax audit or examination of or assessment against any Member of the Buyers' Group relating to Relief claimed.

               5.1.5.2 AWA or its Tax Designee shall have the right (but not the obligation) to represent Buyers and the other Members of the Buyers' Group in an examination, in an administrative appeal and/or in litigation in connection with any Tax

Notice or otherwise in any contest to the extent relating to Relief claimed (collectively, a "Tax Contest") and to employ counsel at AWA's expense for such
                  -----------
purpose (and any such expense shall not be deemed be to an Aggregate Indemnification Payment hereunder). AWA or its Tax Designee may exercise this right by written notice to Buyers at any time following receipt of any Tax Notice relating to a Tax Contest. If, and following the date that, AWA exercises this right, (i) AWA or its Tax Designee shall have the unlimited right to control all aspects of any such Tax Contest, and (ii) Buyers and the other Members of the Buyers' Group shall be required to cooperate fully with AWA or its Tax Designee and its counsel, including the grant of all necessary powers of attorney.

         5.1.5.3 The personnel of Buyers and the other Members of the Buyers' Group shall have the right of observation at Buyers' expense in any Tax Contest in which AWA or its Tax Designee exercises its rights to represent a Member of the Buyers' Group.

         5.1.5.4 If AWA or its Tax Designee does not exercise, or until it exercises, its right to represent Buyers or another Member of the Buyers' Group in connection with a Tax Contest as aforesaid, Buyers and the other Members of the Buyers' Group shall consult with and take into account any reasonable submissions made by AWA or its Tax Designee in respect of such Tax Contest.

         5.1.5.5 If AWA or its Tax Designee does not exercise, or until it exercises, its right to represent Buyers or another Member of the Buyers' Group as aforesaid, no settlement, compromise or agreement in respect of any Tax Contest or other disallowance of Relief in respect of Excess Costs shall be made without the consent of AWA or its Tax Designee, unless AWA or its Tax Designee fails to respond to a request for consent within thirty (30) days after the delivery thereof, in which case the matter may be settled without the consent of AWA or its Tax Designee.

                  5.1.5.6 Upon settlement, compromise or agreement in respect of any Tax Contest or other disallowance of Relief, or upon entry of decision in litigation from which no appeal is taken, and provided that the provisions of this Section 5.1.4 shall have been complied with, AWA shall indemnify, hold harmless and pay to Buyers and the other Members of the Buyers' Group in respect thereof pursuant to Section 2.2 hereof to the extent the amount thereof had not been re-loaned pursuant to
         Section 5.1.3 above

                  5.1.5.7 The Buyers may elect at any time to assume control over any Tax Contest that AWA had otherwise elected to control hereunder, in which case, as between AWA and the Buyers hereunder and irrespective of the actual conclusion to the Tax Contest, the applicable Relief will be deemed unchanged from that reflected by the Tax filings that are the subject of the audit, examination or assessment.

         5.2 Buyers and API hereby agree that they shall use their best efforts to seek to minimize the amount of the Excess Costs and to seek to obtain Recoveries as soon as practicable for the benefit of AWA in accordance with the further provisions of this Section5.2; provided, however, that nothing contained in this introduction to Section 5.2 shall limit AWA's rights of control as set forth below.

                  5.2.1 Buyers shall promptly notify AWA in writing (a "Claim
                                                                        -----
         Notice") following receipt by Buyers or any Member of the Buyers' Group
         ------
         of any written or oral actual or potential claim that could give rise to an Excess Cost or a Recovery. Buyers and API shall, at all times, keep AWA fully informed of all claims. Notwithstanding the foregoing, AWA's obligations hereunder shall not be limited by reason of Buyers' failure to comply with the requirements of this Section 5.2.1 except to the extent that such failure has an adverse effect on AWA (including by ultimately increasing the amount of such Excess Cost or reducing the amount of any Recovery).

                  5.2.2 It is the intent of the parties that AWA shall have the exclusive right (but not the obligation) to carry out or direct, in the name and on behalf of the Members of the Buyers' Group, the defense of all claims and proceedings, whether presently existing or hereafter arising, that could potentially give rise to a claim for indemnification by API pursuant to the PDC Agreement or by Buyers hereunder ("Claims") and to carry out or direct all claims for
                     ------
         Recoveries in connection therewith. Accordingly, (i) as between AWA and the Members of the Buyers' Group, AWA shall have the exclusive right to select counsel to conduct the defense of all such Claims and to pursue all such Recoveries at AWA's expense, and, subject to Section 5.2.4, shall have the exclusive right to direct the conduct and settlement thereof, (ii) Buyers and the other Members of the Buyers' Group shall cooperate fully with AWA or its designee and its counsel, including by granting all necessary powers of attorney, (iii) AWA shall have the right to require the Members of the Buyers' Group to do any of the foregoing in accordance with AWA's instructions, and (iv) Buyers and the other Members of the Buyers' Group shall not take any action, nor make any statement, regarding Claims or Recoveries unless directed to do so by AWA, or otherwise as consistent with strategies and policies previously approved by AWA.

                  5.2.3 In furtherance of the foregoing, API shall, upon AWA's request, (i) appoint AWA's designee as the Authorization Administrator to act on behalf of API pursuant to the Settlement Agreement and to approve the incurrence and payment of all defense and other costs payable by API pursuant to the NCR Agreements and
     (ii) assign to AWA (or its designee(s)) all of API's rights to any or all Recoveries, whether under agreements with third parties, insurance contracts or otherwise; provided that if any such assignment jeopardizes API's rights to any such Recoveries or contravenes the express terms of any agreements, instruments or other arrangements providing API with a right to Recovery, API shall, to the extent reasonably practicable, take such alternative actions as may be required by AWA in order to obtain the equivalent result.

          5.2.4 AWA is hereby authorized to consent to a settlement of, or the entry of any judgment arising from, any Claim or in connection with any Recovery without the prior written consent of Buyers, Members of the Buyers' Group or API, where applicable, unless (a) such settlement or judgment would result in the payment by any Member of the Buyers' Group of $50,000 or more and such payment is not subject to indemnification hereunder or (b) any such settlement, compromise or judgment contains an admission of responsibility or liability by Buyers, API and/or any other Member of the Buyers' Group that (i) would result in the payment by any Member of the Buyers' Group of $50,000 or more and such payment would not be subject to indemnification hereunder, or (ii) if the Claim involves non-monetary damages or liability, would otherwise result in a material adverse effect on any Member of the Buyers' Group not covered by AWA's indemnity hereunder, in any which case (x) AWA shall consult with and give due consideration to API's position with respect to any such settlement or judgment, and (y) AWA will not complete such settlement without the prior written consent of API, which consent shall not be unreasonably withheld. Buyers, API and each other Member of the Buyers' Group shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, provide reasonable cooperation with AWA in the defense of all Claims and prosecution of Recoveries. If AWA does not exercise its rights of control set forth in Section 5.2.2 hereof, neither API, either Buyer or any other Member of the Buyers' Group shall make any waiver, settlement or admission or modify in any respect any oral or written agreement with NCR or any other person in respect of any Claim or any potential Recoveries without the express prior written approval of AWA, which approval shall not be unreasonably withheld.

          5.2.5 Without limiting the generality of the foregoing, neither API nor any other Member of the Buyers' Group shall:

                5.2.5.1 take or fail to take any actions in contravention of written directives of AWA or in contravention of, or inconsistent with, strategies or polices previously established by AWA which in any such case could have the effect of (i) incurring or increasing the aggregate amount of Excess Costs, or (ii) diminishing potential Recoveries, or (iii) resulting in or expanding liabilities of API which could become Excess Costs under the PDC Agreement, without in any such case obtaining the prior approval of AWA; or

                5.2.5.2 accept or assume any responsibility for Excess Costs, and shall not acknowledge responsibility therefor, by way of settlement or otherwise, without first obtaining the consent of AWA.

          Any obligations voluntarily incurred or payments voluntarily made by API in contravention of this Section 5.2.5 shall not constitute "Excess Costs" for the purposes of this Agreement if (x) any such single obligation or payment involves more than $50,000 or (y) the aggregate of such obligations or payments exceed $500,000 or (z) any such obligation or payment otherwise results in a material detriment to the interests of AWA.

          5.2.6 API hereby agrees to, and Buyers shall ensure that API shall, use its reasonable best efforts to comply fully with the terms and conditions of any insurance policies or agreements with third parties which may provide for the payment of Excess Costs, and shall further comply with such reasonable written instructions as AWA or its designee may make relating to the foregoing.

          5.2.7 Buyers and API shall make its employees and consultants (including, without limitation, Doug Buth, Paul Karch, Dick Wehrel, Dennis Hultgren, Bill VanDenBrandt and Tami Van Straten as long as each is employed by API or its Affiliates) available to AWA upon reasonable request, whether in connection with its pursuit of Recoveries and Relief, the defense of Claims or other matters relating to the substance of this Agreement.

          5.2.8 The personnel of Buyers and other Members of the Buyers' Group ("Observing Buyers") shall have the right of observation at Buyers' expense
       ----------------
     in any Claim or Recovery in which AWA exercises its right of control herein so long as any such observation does not interfere with AWA's conduct of such Claim or Recovery; AWA shall use reasonable efforts to coordinate with the Observing Buyers the exercise of such observation rights and, if requested by Buyers, AWA shall keep Buyers appraised of the status of any such Claim or Recovery.

     5.3 Neither API nor Buyers shall transfer or assign any interest of any kind or nature that either possesses in respect of the PDC Agreement without the prior written approval of AWA, and shall not consent to any amendment to, or waiver of rights under, or other modification of the rights or obligations or undertakings of any party under, the PDC Agreement. Buyers shall ensure that API fully performs its obligations under the PDC Agreement and shall seek to enforce its rights thereunder to the fullest extent permitted by law.

     5.4 Notwithstanding anything contained herein to the contrary, if AWA shall fail to comply with its material obligations under this Agreement including, without limitation, those obligations set forth in Sections 2, 4.1 and 6.1, 7.1 and all subsections relating thereto within 45 days after having received notice of such failure (provided that such cure period shall be reduced to no less than 20 days if any such additional time would result in a material adverse effect to API, the Buyers or any other Member of the Buyers' Group), AWA's rights of control under this Section 5 shall be suspended until such time as it shall have remedied any such failure; and until such time Buyers shall have the right to retain control of the matters set forth herein, subject to AWA's rights of observation and to information disclosure as otherwise available to Buyers hereunder,

     5.5 AWA hereby grants to PDC the right to set off against the Value Amount under the Deferred Payment (as each is defined in the Purchase Agreement) any obligations of AWA that are not satisfied when due (it being understood, however, that the within right of set-off shall not constitute Buyers' sole recourse against AWA in the case of any such failure).

6.   SECURITY

     6.1 As assurances for AWA's obligations under this Agreement the following provisions shall apply:

         6.1.1 At a time when the sum of (a) the indemnification payments made by AWA hereunder, (b) all Costs and Expenses incurred by AWA, and (c) any other payments made by AWA which would have been indemnifiable hereunder if they had been incurred by API or Buyers (together, the "Fox River Payments"), is
                                                    ------------------
     less than $75,000,000, if the consolidated "tangible net assets" of AWA and its subsidiaries and its share of joint ventures and associates ("tangible net assets" being "net assets," adjusted to remove "intangible assets," "deferred tax assets" and "deferred tax liabilities," in each case as calculated on the same basis and using the same methodology employed in the preparation of AWA's statutory accounts or, if such accounts are no longer prepared, on the basis that would be used in preparing such accounts in accordance with English law and UK GAAP) shall, as determined at the end of any fiscal quarter, have (i) remained below (Pounds)500 million for two (2) consecutive fiscal quarters for any reason or (ii) fallen below (Pounds)500 million in whole or in part as a result of (x) a sale of assets outside of the ordinary course of business, (y) a sale to a third party of stock or other ownership interests of any direct or indirect operating subsidiary of AWA or (z) any other discrete transaction outside the ordinary course of business, the following shall apply:

                6.1.1.1 AWA shall deliver into escrow, pursuant to an Escrow Agreement substantially in the form of Exhibit A hereto with a mutually
                                            ---------
     agreed upon commercial bank as escrow agent, an amount equal to the excess of (1) $75,000,000 over (2) the Fox River Payments made to the date on which the escrow deposit is required. Such escrow deposit shall be made immediately following the determination that such deposit is required to made pursuant hereto, but in any event not later than ten (10) days after delivery of a certification pursuant to Section 6.1.1.3 that reflects AWA's obligation to make such escrow deposit. Notwithstanding the foregoing, AWA shall have no obligation to make the payments into escrow required hereunder for so long as AWA is providing the Acceptable Protection Coverage described in Section 6.1.3. At such time that AWA shall no longer be providing the Excess Coverage, AWA shall be required, as a condition to the termination of such Excess Coverage, to deposit into escrow the amount which is required pursuant to Section 6.1.1.2;

                6.1.1.2 The amount to be retained in escrow pursuant to Section
     6.1.1.1 above shall at all times equal the excess of (1) $75,000,000 over
     (2) the sum of the Fox River Payments made to the applicable date. Accordingly, any amounts held in escrow pursuant to the Escrow Agreement which are greater than the amount of such required amount at any time shall promptly be distributed to AWA free of escrow;

                6.1.1.3 For so long as AWA's obligations under this Section
     6.1.1 above apply, AWA shall provide Buyers with a quarterly certificate, signed by an officer of AWA, by the 30/th/ day of the month following each fiscal quarter, setting forth AWA's consolidated tangible net assets as of the last day of the previous fiscal quarter, as above; provided that AWA shall be required to provide Buyers with immediate written notice of any event described in Section 6.1.1(ii), and

          6.1.2 AWA shall keep and maintain, or cause to be kept and maintained, Acceptable Protection Coverage pursuant to which the specified amounts described in Schedule 6.1.2-1 hereof are available to satisfy Aggregate Indemnification Payments in the years set forth therein (the "Later Period
                                                                   ------------
     Coverage"); provided, however, once the cumulative Fox River Payments made
     --------
     by AWA hereunder exceed $75,000,000, the annual amounts available for payment under the Later Period Coverage may from time to time be reduced in accordance with the formula attached hereto as Schedule 6.1.2-2; and provided, further, AWA need not obtain or maintain the Later Period Coverage for so long as the Excess Coverage remains in effect, it being understood that, at AWA's option, it may continue the Excess Coverage in place beyond the Base Debt Period.

          6.1.3 During the Base Debt Period, AWA shall keep and maintain, or cause to be kept and maintained, Acceptable Protection Coverage pursuant to which the specified amounts described in Schedule 6.1.3 hereof are available to satisfy Aggregate Indemnification Payments in the years set forth therein (the "Excess Coverage").
                         ---------------

          6.1.4 During the Extended Debt Period, AWA shall keep and maintain, or cause to be kept and maintained, Acceptable Protection Coverage as follows:

                6.1.4.1 On the first day of the Extended Debt Period, the Acceptable Protection Coverage must be equal to the lesser of (i) two (2) times the Excess Projected Amount, or (ii) [*] reduced by the amount of Fox River Payments made to such date.

                6.1.4.2 Thereafter during the Extended Debt Period, the Acceptable Protection Coverage must be equal at all times to the amount described in Section 6.1.4.1 above reduced by the amount of Fox River Payments made during the Extended Debt Period to the date of calculation.

          6.1.5 For the purposes of this Section 6, the following definitions shall apply:

                6.1.5.1 "Acceptable Protection Coverage" means the credit
                         ------------------------------
     enhancement in the form attached hereto as Schedule 6.1.5.1.

                6.1.5.2 "Acquisition Debt" means all obligations, including,
                         ----------------
     without limitation, principal, interest, fees, costs and expenses, payable by Members of the Buyers' Group under those debt facilities described on
     Schedule 6.1.5.2 hereof.

                6.1.5.3 "Base Debt Period" means from the date hereof until the
                         ----------------
     earliest to occur of (i) the later of (A) November 8, 2008 and (B) if, pursuant to Section 5 of the

     Appleton Papers Inc. Senior Subordinated Note issued on the date hereof (the "Closing Date High Yield Note"), API issues debt securities the
           ----------------------------
     proceeds of which are used to redeem such Closing Date High Yield Note (the "Substitute High Yield Note"), the seventh anniversary of the issuance date
      --------------------------
     of such securities (such later date being the "Scheduled Base Period
                                                    ---------------------
     Expiration Date"), and (ii) the occurrence of a Change of Control, and
     ---------------
     (iii) the date on which the Acquisition Debt is in fact fully repaid other than through a Refinancing.

               6.1.5.4 "Change of Control" means the occurrence of all of the
                        -----------------
     following: (i) a change of control as defined in the Closing Date High Yield Note, (ii) full satisfaction of the repurchase and/or repayment obligations contained in the Acquisition Debt, including any notice, offer, repurchase or repayment obligations contained in the Closing Date High Yield Note or the Substitute High Yield Notes arising from such change of control, and (iii) the absence of the continuation of a default or event of default under any of the Acquisition Debt by reason of such change of control.

               6.1.5.5 "Designated Debt Arbiter" means a firm of recognized
                        -----------------------
     national standing mutually acceptable to the Buyers and AWA with the necessary financial skills to make the determinations described in 6.1.5.9(i) below. In the event that the Buyers and AWA are unable to agree on the identity of such Designated Debt Arbiter, it shall be determined pursuant to Section 7.1 below.

               6.1.5.6 "Designated Fox River Arbiter" means a firm of recognized
                        ----------------------------
     standing mutually acceptable to the Buyers and AWA with the necessary skills and experience to make the determinations described in 6.1.5.9(iii) below. In the event that the Buyers and AWA are unable to agree on the identity of such Designated Fox River Arbiter, it shall be determined pursuant to Section 7.1 below.

               6.1.5.7 "Excess Projected Amount" means the sum of the remaining
                        -----------------------
     Aggregate Indemnification Payments during the entire Extended Debt Period as determined by the Designated Fox River Arbiter over (i) the aggregate amounts available in cash during the entire Extended Debt Period from the escrow described in Section 6.1 above, if any (determined on the basis of the required amount of escrow on the first day of the Extended Debt Period), and (ii) the Later Period Coverage.

               6.1.5.8 "Extended Debt Period" means (a) subject to (b) below,
                        --------------------
     the period following the Scheduled Base Period Expiration Date through November 8, 2011, and (b) if there exists an Extended Debt Period by reason of the existence of an Extended Debt Period Prerequisite set forth in
     Section 6.1.5.9(ii) below, the period following the Scheduled Base Period Expiration Date November 8, 2011; provided, however, that (i) in any and all events there shall be no Extended Debt Period unless the Extended Debt Period Prerequisites shall have been satisfied and (ii) the Extended Debt Period shall be terminated upon the occurrence of a Change of Control; and provided, further, that there shall automatically be an Extended Debt Period if AWA does not invoke the provisions of Section 6.1.6.1. If AWA does invoke the provisions of Section 6.1.6.1, there shall be an Extended Debt Period if it shall be determined pursuant to Section 6.1.6 that the Extended Debt Period Prerequisites shall have been met.

               6.1.5.9 "Extended Debt Period Prerequisites" means that the
                        ----------------------------------
     Acquisition Debt shall not have been repaid in full (other than through a Refinancing), and any one or more of the following shall have occurred:

                        (i) A Designated Debt Arbiter shall not have determined that API and its Subsidiaries will have sufficient internal cash (i.e. not obtained through financings (other than normal course equipment or real estate financings or normal course working capital financings, in any such case in respect of existing loan facilities; provided that the proceeds of such working capital financings may not be applied to repay the Acquisition Debt) and after giving effect to required operating requirements and planned payments and expenditures) to be able to repay the Acquisition Debt prior to the Scheduled Base Period Expiration Date; provided, however, if the Designated Debt Arbiter does make a determination that there exists such sufficient internal cash, the Extended Debt Period Prerequisite shall nonetheless be deemed to have occurred pursuant to this subsection (i) unless within thirty (30) days following such determination either (x) the Acquisition Debt is repaid in full or (y) an amount equal to the then outstanding Acquisition Debt shall have been irrevocably deposited for payment on the due date thereof; or

                        (ii) AWA shall have committed a payment default hereunder in excess of $1 million prior to the Scheduled Base Period Expiration Date and shall not have cured such default within 60 days following written notice thereof; provided that such cure period shall be reduced to no less than 30 days if any such additional time would result in a material adverse effect on API, the Buyers or any other Member of the Buyers' Group; or

                        (iii) the Designated Fox River Arbiter has determined that there is an Excess Projected Amount.

               6.1.5.10 "Refinancing" means that the Acquisition Debt shall
                         -----------
     have been repaid in whole or in part through borrowings other than from the original holders of the Acquisition Debt.

               6.1.6 In order to allow the determinations to be made pursuant to Section 6.1.5.9(i) and (iii)above, the following shall apply:

                      6.1.6.1 If AWA wishes to request a determination as to the requirement for an Extended Debt Period by requesting determinations pursuant to Sections 6.1.5.9(i) it must give notice thereof to the Buyers in writing not later than that date which is 365 days prior to the Scheduled Base Period Expiration Date.

                      6.1.6.2 The Designated Debt Arbiter and the Designated Fox River Arbiter, respectively, shall be identified, including if necessary by an acceleration of the procedures described in Section 7 below not later than the dates which are 180 days and 270 days, respectively, prior to the Scheduled Base Period Expiration Date.

                      6.1.6.3 Buyers and AWA shall provide the Designated Debt Arbiter and the Designated Fox River Arbiter with such information and further assistance as each may require in order to make its required determinations, but subject in all cases to such limitations as may be deemed reasonably necessary by Buyers or AWA in order to satisfy requirements for confidentiality.

                      6.1.6.4 The Designated Debt Arbiter and the Designated Fox River Arbiter shall be directed to make their final determinations not later than the date which is 30 days prior to the Scheduled Base Period Expiration Date.

                      6.1.6.5 The determinations of the Designated Debt Arbiter and the Designated Fox River Arbiter shall be binding and enforceable on the Buyers and AWA.

                      6.1.6.6 The cost of the Designated Debt Arbiter and the Designated Fox River Arbiter shall be borne equally by the Buyers, on the one hand, and AWA, on the other hand.

          6.2 As security for its obligations under this Agreement, API and Buyers shall execute and deliver a Security Agreement (the "Security Agreement")
                                                            ------------------
substantially in the form of Exhibit B hereto, pursuant to which API and Buyers
                             ---------
shall grant AWA a continuing security interest in the Recoveries and the proceeds thereof and Buyers' rights under the PDC Agreement.

7.        DISPUTES; ARBITRATION

          7.1 Buyers and API, on the one hand, and AWA, on the other hand, shall attempt in good faith to resolve any dispute or difference between or among the parties arising out of or relating to this Agreement promptly by negotiation between executives of the relevant parties who have authority to settle the controversy within fifteen (15) days after delivery of a notice of a dispute by one or more parties to the others. All negotiations pursuant to this
Section 7.1 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

          7.2 Any dispute or difference between or among the parties arising out of or relating to this Agreement which has not been resolved by negotiation pursuant to Section 7.1 shall be settled by arbitration in accordance with the CPR Rules for Non Administered Arbitration in effect on the date of this Agreement, by a mutually acceptable single arbitrator designated by the respective parties. If the parties are unable to agree on an arbitrator within fifteen (15) days following the expiration of the negotiation period described in Section 7.1 an arbitrator shall be selected by the Center for Public Resources pursuant to the procedures set forth in its Rule 6.4.b or by such other procedures as the parties may elect. In order to expedite the process of selecting an arbitrator, the parties shall use their best efforts to agree upon a standby arbitrator and an alternate within thirty (30) days following the effective date of this Agreement, and within thirty (30) days following the resignation or inability of any such standby arbitrator or alternate to serve. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C.(S)(S)1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, New York. The language of the arbitration shall be English. The arbitration shall be governed by the law of the State of New York. The arbitrator is not empowered to award damages in excess of compensatory damages and each party expressly waives and foregoes any right to punitive, exemplary or similar damages less a statute requires that compensatory damages be increased in a specified manner. Following the final arbitration hearings, which shall be completed within thirty (30) days following the later of (i) the designation of the arbitrator and (ii) the expiration of the negotiation period described in
Section 7.1 unless otherwise mutually agreed by the parties to the dispute, the arbitrator shall promptly deliver a written decision with respect to the dispute to each of the parties, who shall promptly act in accordance therewith. Each party agrees that any decision of the arbitrator shall be final, conclusive and binding and that they will not contest any action by any other party thereto in accordance with a decision of the arbitrator. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 7.2 by bringing suit in any court of competent jurisdiction.

          7.3 All reasonable fees, costs and expenses (including attorneys' fees and expenses) incurred by the party that prevails in any such arbitration commenced pursuant to Section 7.2 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in Section 7.2 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 7.2 may be assessed (in whole or in part) against the party or parties that do not prevail in such arbitration in such manner as the arbitrator or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances. All costs and expenses attributable to the arbitrator shall be allocated among the parties to the arbitration in such manner as the arbitrator shall determine to be appropriate under the circumstances.

          7.4 The parties hereto shall take all required steps in order to avoid any inconsistencies between the resolutions of disputes hereunder and resolutions of disputes under the PDC Agreement including, without limitation, the consolidation of any dispute resolution procedures. Notwithstanding anything to the contrary in this Agreement or in the PDC Agreement, AWA shall not be bound, nor shall its rights and obligations under this Agreement be determined, by any arbitration or judicial proceeding conducted pursuant to the PDC Agreement unless either (i) AWA is a party to such proceeding, or (ii) such proceeding has been consolidated with such a proceeding hereunder.

          7.5 In the event any party fails to make a payment when due hereunder, interest shall thereafter accrue on the amount due until paid at the rate of ten percent (10%) per annum.

8.        ACCESS TO INFORMATION; SETOFF

          8.1 Buyers and API hereby agree to provide AWA or its designee with unlimited access, upon request and during normal business hours, to all of their books and records relating to the matters giving rise to Excess Costs and any information that might reasonably be thought relevant to Excess Costs and Recoveries in order to permit AWA or its designee to confirm the amount of Aggregate Indemnification Payments and Buyers' rights thereto and to permit AWA or its designees to properly manage Excess Costs and Recoveries.

          8.2 In the event that it is determined that, for any reason, AWA has made payments to Buyers in excess of amounts ultimately determined to be owing hereunder, AWA shall have the right to set-off any such excess payments against amounts subsequently owing from it to Buyers hereunder or otherwise.

9.      API GUARANTEE; RIGHTS OF API

        9.1 API hereby unconditionally and absolutely guarantees to AWA the prompt and full payment and performance of all covenants, agreements and other obligations of Buyers hereunder. The foregoing guarantee shall be direct, absolute, irrevocable and unconditional and shall not be impaired irrespective of any modification, release, supplement, extension or other change in the terms of all or any of the obligations of Buyers hereunder or for any other reason whatsoever. API hereby waives any requirement of promptness, diligence or notice with respect to the foregoing guaranty and any requirement that Buyers exhaust any right or take any action against Buyers in respect of any of their obligations hereunder.

        9.2 AWA hereby agrees, on behalf of itself and its Affiliates, successors and assigns, that it will not claim or assert that the PDC Agreement is not enforceable, valid or binding on any of the parties thereto, and hereby waives any right it has now or may have in the future, to make any claim or assertion, whether at law or in equity, with respect to such enforceability, validity or binding effect. The parties hereto acknowledge and agree that this Agreement and the indemnity obligations of AWA hereunder have the effect of benefiting API, the Buyers, and the other Members of the Buyers' Group and no claim shall be made or defense asserted by AWA which would have the effect of denying API the benefits of this Agreement or the PDC Agreement; provided nothing contained herein is intended to expand AWA's obligations beyond those explicitly set forth herein or to deny AWA any other rights or defenses to which it is entitled hereunder.

10.     ASSIGNMENT AND SUCCESSION

        10.1 Subject to 10.3 this Agreement may not be amended, modified or assigned except as agreed in writing by the parties hereto.

     10.2 This Agreement shall bind API's, Buyers' and AWA's successors and assigns.

     10.3 Notwithstanding the foregoing, API and the Buyers (in respect of themselves and on behalf of all other Members of the Buyers' Group) and AWA hereby agree that AWA shall be entitled to enter into the Assignment and Assumption Deed attached hereto as Exhibit C (the "Deed"); and to hold the
                                   ---------       ----
benefits under clause 3(a) of such Deed and to receive any payments made by Arjo Wiggins Appleton (Bermuda) Limited on account of the Assumed Liabilities described in clause 1(a)(i) of such Deed in trust for the benefit of the Buyers, API, and, where applicable, any other Members of the Buyers' Group and will promptly remit such amounts to the Buyers, API and, where applicable, any other Members of the Buyers' Group pursuant to the terms hereof, and that such entry into the Deed by AWA shall not constitute a breach of Section 10.1. For avoidance of doubt any payment received by the Buyers, API and/or the other Members of the Buyers' Group from Arjo Wiggins Appleton (Bermuda) Limited pursuant to the terms of the Deed shall be treated as reducing the corresponding amount owed by AWA to the Buyers, API and/or the other Members of the Buyers' Group under this Agreement.

11.   GOVERNING LAW; CONSENT TO JURISDICTION

      THIS AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. FOR THE LIMITED PURPOSE OF ENFORCEMENT OF AN ARBITRAL JUDGMENT IN ACCORDANCE WITH
SECTION 7.2 EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OR THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE

TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN THE COURTS OF THE STATE OF NEW YORK OR THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

12.  NOTICES

     12.1 All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received, and,

                  If to either Buyer:

                  Appleton Papers Inc.
                  825 E. Wisconsin Avenue
                  P.O. Box 359
                  Appleton, WI 54912-0359
                  Facsimile: (920) 991-7256

                  Attention: Paul Karch,
                  Vice President, Law and
                     Public Affairs and
                     General Counsel
                  with copies to:

                  Godfrey & Kahn, S.C.
                  780 N. Water Street
                  Milwaukee, WI 53202
                  Facsimile: (414) 273-5198
                  Attention: Christopher B. Noyes

                  State Street Bank and Trust Company
                  Trustee of the ESOP Component of the
                     Appleton Papers Retirement Saving Plan
                  Two International Place
                  Boston, MA 02110
                  Facsimile: (617)
                  Attention: Kelly G. Driscoll

                  Jones Day Reavis & Pogue
                  77 West Wacker
                  Suite 3500
                  Chicago, IL 60601-1692
                  Facsimile: (312) 782-8585
                  Attention: Ronald S. Rizzo

                  If to Seller Parent or either Seller:

                  Arjo Wiggins Appleton p.l.c.
                  St. Clement House
                  Alencon Link
                  Basingstoke
                  Hampshire RG21
                  ENGLAND
                  Facsimile: 011-44-1256-796075
                  Attention: Company Secretary

                  and

                  Arjo Wiggins
                  Washington Plaza
                  29 Rue de Berri
                  75408 Paris
                  Cedex 08
                  FRANCE
                  Facsimile: 011-33-1-5669-3963
                  Attention: Director of Legal Services
                  with a copy to:

                  McDermott, Will & Emery
                  50 Rockefeller Plaza
                  New York, NY 10020
                  Facsimile:  212-547-5444
                  Attention:  C. David Goldman

or to such other address as any such party shall designate by written notice to the other parties hereto.

      12.2 Without limiting the generality of Section 12.1 PDC, New Appleton and API hereby agree that any notices given or received by the party identified above on behalf of them shall be deemed given and received by each of them and that, pursuant thereto, AWA may rely upon the applicability of any such notice as being binding upon, and applicable to each of them.

13.   PRESERVATION OF CONFIDENCES/PRIVILEGES

      AWA, Buyers and API shall use their reasonable best efforts to take all reasonable actions necessary to preserve all available privileges and protections and to ensure against disclosure of information to third parties when undertaking the coordination of legal activities covered by this Agreement, including, where appropriate, entering in to joint defense agreements; provided, however, that nothing contained herein shall limit AWA's rights and entitlements hereunder.

14.   BUYER'S RESPONSIBILITY FOR OTHERS

      This Agreement purports on many occasions to impose specified obligations on Members of the Buyers' Group (other than the Buyers and API) even though such other Members of the Buyers' Group are not parties hereto. In recognition thereof, Buyers and API hereby agree (i) they shall be responsible for causing the other Members of the Buyers' Group to comply with any such obligations, and (ii) they shall be responsible for any failure by the other Members of the Buyers' Group to so comply.

         IN WITNESS WHEREOF, the parties have caused this Environmental Indemnity Agreement to be duly executed as of the date first above written.

                               PAPERWEIGHT DEVELOPMENT CORP.



                               By: /s/ Doug Buth
                                   Name: Douglas P. Buth
                                   Title: President and Chief Executive Officer


                               NEW APPLETON LLC



                               By: /s/ Doug Buth
                                   Name: Douglas P. Buth
                                   Title: President of Paperweight Development
                                   Corp., sole member of New Appleton
                                   LLC


                               APPLETON PAPERS, INC.



                               By: /s/ Paul Karch
                                   Name: Paul Karch
                                   Title: Vice President


                               ARJO WIGGINS APPLETON p.l.c.



                               By: /s/ Luca Paveri-Fontana
                                   Name:  Luca Paveri-Fontana
                                   Title: Director

                                Schedule 6.1.2-1
                                ----------------

                     Acceptable Protection Coverage Amounts
                     --------------------------------------



1.     SCHEDULE OF CUMULATIVE LIMITS: [*]

                                Schedule 6.1.2-2
                                ----------------

                     Late Period Coverage Reduction Formula
                     --------------------------------------

1. If AWA elects to obtain and maintain the Later Period Coverage, i.e. in lieu of the Excess Coverage (a "Conversion"), and the aggregate indemnification payments made hereunder by (or on behalf of) AWA prior to such Conversion exceed $75m, each of the annual amounts available for payment under the Later Period Coverage may be reduced by (X-75million)/[*], expressed as a percentage, where "X" is the aggregate amount of indemnification payments made hereunder by (or on behalf of) AWA prior to the Conversion.

                                 Schedule 6.1.3
                                 --------------

                                 Excess Coverage
                                 ---------------

                                      [*]

                                Schedule 6.1.5.1
                                ----------------

                              Acceptable Protection
                              ---------------------
                                    Coverage
                                    --------

                      COMMERCE & INDUSTRY INSURANCE COMPANY

                     Arjo Wiggins Appleton (Bermuda) Limited

                            Indemnity Claim Insurance

                               Policy no: 529 5316

Words and phrases that appear in bold herein have the meanings set forth in
SECTION IV - DEFINITIONS. When the context so indicates or so requires, each defined word or phrase stated in the singular includes the plural and each defined word or phrase stated in the plural includes the singular.

SECTION I - INSURING AGREEMENTS

Subject to the terms and conditions of this policy, the Insurer will pay:

1. on behalf of the Policyholder, during the Period of Insurance, any and all Ultimate Net Loss in excess of the Self-Insured Retention. The total amount the Insurer will pay for Ultimate Net Loss is limited as described in
     SECTION II - LIMIT OF INSURANCE.

2. to the Policyholder, upon election of "Reduced Cumulative Limits" pursuant to CONDITION 7 - ELECTION OF CUMULATIVE LIMITS, the amount therein specified.

SECTION II - LIMIT OF INSURANCE

1. The Limit of Insurance is the maximum in the aggregate the Insurer will pay for Ultimate Net Loss, in accordance with CONDITION 7 - ELECTION OF CUMULATIVE LIMITS.

2. For each Annual Period and until commutation or exhaustion of the Limit of Insurance, the amount of Ultimate Net Loss payable by the Insurer shall not exceed the corresponding Cumulative Limit shown in Endorsement 1.

3. If the Ultimate Net Loss exceeds the Cumulative Limit during any Annual Period, such excess shall be carded forward to subsequent Annual Periods until paid by the Insurer, subject to the Limit of Insurance.

SECTION III - CONDITIONS

1.   Premium Payment Terms

The Premium shall be due and payable on November 9, 2001.

If the Policyholder fails to pay the Premium in full and by such date, this policy shall not come into effect and shall not in any way bind the Insurer.

The Insurer shall acknowledge receipt of the Premium in writing.

2.     Policyholder's Handling of Indemnity Claims

       a. The Policyholder shall have full, exclusive and absolute authority, discretion and control over the administration, defense and disposition (including but not limited to settlement) of all Indemnity Claims, with the exception of the appointment of one or more Project Managers, which shall be handled as specified in the definition of "Project Manager." Such authority, discretion and control shall be exercised in a businesslike manner in the spirit of good faith and fair dealing, having regard to the legitimate interests of the parties to this policy.

       b. The Policyholder agrees to provide or cause to be provided to the Insurer Invoice Approval Packages for Indemnity Claims.

       c. During the Period of Insurance, the Insurer has the right to reasonably audit or inspect and, if appropriate, to copy at its own expense, the books, records, documents and control systems of the Policyholder and its Project Manager that relate to the subject matter of this policy. The Policyholder shall ensure that each Project Manager provides the Insurer with such information and copies of documents as the Insurer may reasonably require from time to time.

       d. The Policyholder will make no Indemnity Claim under this policy after the Period of Insurance.

3.     Payment of Indemnity Claims

       a. The parties agree that with regard to the payment of Indemnity Claims, time is of the essence.

       b. Within fifteen (15) days of receipt of an Invoice Approval Package, the Insurer shall pay on behalf of the Policyholder the Indemnity Claims reported therein, subject to SECTION II - LIMIT OF INSURANCE.

       c. Subject to the Cumulative Limits, the Insurer shall not withhold payment of reported Indemnity Claims, or any portion thereof, for any reason including breach by the Policyholder of its obligations hereunder. The Insurer's payment of reported Indemnity Claims shall not, however, constitute a waiver of its rights to dispute such payment, in whole or in part, as provided in CONDITION 4 -ANNUAL ACCOUNTING, including its right to dispute whether such reported costs constitute Indemnity Claims.

         d. The Insurer's payment of Indemnity Claims pursuant to subparagraph b, above, shall be credited against Daily Balance One, Daily Balance Two, or Daily Balance Three in the following order of priority:

                  1. All Indemnity Claims will be paid from Daily Balance One until such time, if ever, as Daily Balance One equals zero.

                  2. Thereafter, all Indemnity Claims will be paid from Daily Balance Two until such time, if ever, as Daily Balance Two equals zero.

                  3. Thereafter, all Indemnity Claims will be paid from Daily Balance Three until such time, if ever, as Daily Balance Three equals zero.

         e. Nothing in subparagraph d, above, shall be construed as reducing or limiting the Limit of Insurance or the Cumulative Limits available under the policy, or the Insurer's obligations hereunder.

4.       Annual Accounting

         a. On the Annual Accounting Date, the Policyholder shall provide the Insurer with a written report, summarizing the Indemnity Claims the Insurer has paid during the Annual Period ending one month prior to the Annual Accounting Date. Such report shall be substantially in the form shown in Attachment A.

         b. Within thirty (30) days of receipt of such report, the Insurer shall notify the Policyholder of any amount it disputes as Ultimate Net Loss.

         c. The parties shall use best efforts in good faith to resolve any dispute raised under subparagraph 4.b above as soon as reasonably practicable. The parties agree that such efforts shall not include the termination, cancellation or modification of this policy or the reduction of the Limits of Insurance or Cumulative Limits.

         d. If a dispute has not been resolved within thirty (30) days of the Insurer's notice under subparagraph 4.b above, the Insurer may submit the dispute to arbitration under CONDITION 5 - ARBITRATION.

         e. Except in the instance of fraud, Ultimate Net Loss shall be fixed and can no longer be disputed, if:

                  1. not disputed within thirty (30) days pursuant to subparagraph 4.b above; or

                  2. if so disputed, resolved as a result of good faith efforts pursuant to subparagraph 4.c above; or

                  3. if not so resolved, determined pursuant to arbitration as described in subparagraph 4.d above.

5.       Arbitration

Any dispute, controversy or claim arising out of or relating to this policy or the breach, termination or invalidity hereof shall be finally and fully determined by a binding arbitration, commenced no more frequently than annually. Such arbitration shall be fully resolved no more than sixty (60) days after submission of the dispute to arbitration. The parties agree that they will adhere to the Convention on the Recognition and Enforcement of Foreign Arbitral Awards. The parties further expressly agree to be bound by the results of the arbitration and not to contest any award thereunder in any court of law.

Arbitration pursuant to this section shall be conducted in accordance with Attachment B, except as otherwise agreed in writing by the parties. The parties further agree that awards under these arbitration provisions shall not include termination, cancellation or modification of this policy or the reduction of the Limits of Insurance or Cumulative Limits.

6.       Commutation by the Policyholder

On the fifth and subsequent anniversaries of the Inception Date, the Policyholder may elect to commute this contract. Such election shall be in writing, in a form substantially identical to the form attached hereto as Attachment C. If the Policyholder so elects, the Insurer will pay the Policyholder an amount equal to 100% of the Commutation Amount in return for a complete release of liability under this contract, whether known or unknown. Such release shall be substantially identical to the form attached hereto as Attachment D.

7.       Election of Cumulative Limits

         a. Attached hereto as Endorsement 1 is a list of two cumulative limits. Upon inception, the Limit of Insurance shall be [*], with those cumulative limits listed as "Initial Cumulative Limits."

         b. The Policyholder shall have the right, in its sole discretion, later to elect "Reduced Cumulative Limits," in a writing substantially identical to the form attached hereto as Attachment E. The Policyholder shall have this right only when Daily Balance Two is greater than zero. The Policyholder's election under this paragraph will reduce the Limit of Insurance. Such election shall constitute a claim by the Policyholder pursuant to SECTION I - INSURING AGREEMENT, P. 2. Within fifteen (15) days of such claim, the Insurer shall pay the Policyholder the sum of Daily Balance One (if any) plus Daily Balance Two (if any).

         c. Upon any election under this CONDITION 7 - ELECTION OF CUMULATIVE LIMITS, the Insurer shall endorse the policy to specify which limits are operable.

8.       Confidentiality

The parties shall treat, and shall cause each of their respective agents, representatives and employees to treat as confidential all information exchanged hereunder.

9.       Right to Insure the Self-Insured Retention

All or any part of the Self-Insured Retention may be insured, without prejudice to or invalidation of coverage under this policy. Any part of the Self-Insured Retention actually funded by such insurance, whether such Insurance was obtained on, before, or after the Inception Date shall be part of, and not in addition to, the Self-Insured Retention. Insolvency of any insurer of the Self-Insured Retention shall not reduce the Self-Insured Retention.

10.      Insolvency

The insolvency of the Policyholder or any other person whatsoever and any act or omission of any receiver, conservator, liquidator, trustee, rehabilitator, administrator or similar person administering the Policyholder's estate will not relieve, delay, increase, accelerate, decrease, or decelerate the Insurer's obligation under this policy.

11.      Other Insurance

The existence of other insurance that covers Indemnity Claims, whether or not valid or collectible, shall not cause any increase, acceleration, relief, delay, decrease, or deceleration of payment by the Insurer.

If other insurance is available to pay Indemnity Claims other than insurance that is specifically in excess of this policy, the insurance provided by this policy, in the Policyholder's sole discretion, shall be excess of and shall not contribute with such other insurance.

12.      Arm's Length

The Insurer and Policyholder agree that this policy was jointly drafted after arm's length negotiations. The purpose of the policy is to provide coverage for Ultimate Net Loss in accordance with the policy's terms and conditions. All provisions of the policy will be construed to give effect to that purpose.

13.      Choice of Law

This policy and any arbitration hereunder shall be governed by, construed, and applied pursuant to the law of Wisconsin.

14.      Recoveries

The Policyholder shall have the sole and exclusive right, but not the obligation, to recover from any person or organization all or part of any payment made by it or others on its behalf, or payable by it or by others on its behalf in respect of Indemnity Claims.

15.      Transferability

This policy and all of the rights, powers, or obligations (other than the payment of Premium) of the Policyholder under it may be transferred or assigned to an entity controlling, controlled by, or under common control with the Policyholder. The Policyholder will notify the Insurer of such transfer in a writing substantially identical to the form attached hereto as Attachment F. In no event will such transfer or assignment increase or decrease the Limit of Insurance hereunder or increase, accelerate, relieve, decrease, or decelerate the Insurer's obligations hereunder.

16.      Currency

The Limit of Insurance, Commutation Amount, Cumulative Limits, Daily Balance One, Daily Balance Two, Daily Balance Three, Premium, Self-insured Retention, and Ultimate Net Loss and under this policy are expressed and shall be paid in United States Dollars.

17.      Endorsement

This policy may be amended only by written agreement between the Policyholder and the Insurer. The Policyholder's agreement shall be substantially identical to the form attached hereto as Attachment G.

18.      Notice

         a. Any notice or other information required or authorized by this policy to be given by either party to the other may be given by:

                  i.    delivery by hand; or

                  ii. sending it by prepaid recorded or registered post (or equivalent) air mail if international;

         to the Policyholder at:              to the Insurer at:

         AWA Group Services SAS               Vice President, Division Counsel
         Washington Plaza                     AIG Environmental
         29 Rue de Berri                      175 Water Street, 12th Floor
         75408 Paris                          New York, New York  10038
         Cedex 08                             Attention:  Karl M. Swanson, Esq.
         FRANCE                               Facsimile:  (212) 458-6280
         Facsimile:  011-33-1-5669-3963

         Attention:  Director of Legal Affairs


                                              Invoice Approval Packages to:
         with copies to:

                                              AIG Consultants
         McDermott, Will & Emery              175 Water Street, 12th Floor
         28 State Street                      New York, New York  10038
         Boston, Massachusetts  02109         Attention:  Mr. Venkat Puranapanda
         Attention:  Jeffrey C. Bates, Esq.   Facsimile:  (212) 458-6280
         Facsimile:  (617) 535-3800

         Appleton Papers Inc.
         825 E. Wisconsin Avenue
         P.O. Box 359
         Appleton, Wisconsin  54912
         Attention:  Paul J. Karch, Esq.
         Facsimile:  (920) 991-7256

         b. Either party may change the address for service referred to in subparagraph a. above by sending notice to the other party in the manner provided for by this section to the last address notified for the purpose of this clause by the other party.

19.      Merger Clause

This policy supersedes any previous agreements or arrangements between the parties in respect of the subject matter hereof and any previous agreements or arrangements between the parties are merged into this policy.

20.      Release

Upon exhaustion of the Limit of Insurance the Insurer shall be released from any and all further liability and obligations under this policy.

21.      Headings

The headings in this policy are for convenience only and shall not affect the interpretation or construction of this policy.

22.      Cancellation

The parties agree that the Insurer shall have no right to cancel this policy.

SECTION IV - DEFINITIONS

1.   Actually Paid

"Actually Paid" means actually paid or due and payable.

2.   Annual Accounting Date

"Annual Accounting Date" means thirty days after the first anniversary of the Inception Date, i.e., November 9, 2001, and the twelve-month anniversary of such date for each subsequent year during the Period of Insurance and the year immediately following the Period of Insurance.

3.   Annual Period

"Annual Period" means the twelve-month period beginning on the Inception Date and ending on the first anniversary of the Inception Date, i.e., November 9, 2001, and each twelve-month period thereafter.

4.   Applicable Rate

"Applicable Rate" shall mean a rate equal to the asking yield to maturity of the one year Constant Maturity Treasury ("CMT") rate prevailing on the first day of each Annual Period, as published electronically by Bloomberg L.P. or in any successor form thereto, for the close of the first business day following the beginning of such Annual Period, subject to any applicable usury laws. In the event Bloomberg L.P. ceases to provide such information, the Policyholder and the Insured shall select a comparable source for such information.

5.   Commutation Amount

"Commutation Amount" means the sum of Daily Balance One (if any) plus Daily Balance Two (if any) plus Daily Balance Three (if any).

6.   Cumulative Limit

"Cumulative Limit" means the amounts shown in Endorsement 1, as elected by the Policyholder pursuant to CONDITION 7 - ELECTION OF CUMULATIVE LIMITS.

7.   Daily Balance One

     a.   As of the Inception Date, "Daily Balance One" means [*].

     b. For each day other than the Inception Date, "Daily Balance One" means Daily Balance One from the immediately preceding day, plus the product of Daily Balance One multiplied by the Applicable Rate, minus any Indemnity Claims the Insurer properly pays in fact on such day from Daily Balance One, in accordance with CONDITION 3 - PAYMENT OF INDEMNITY CLAIMS, P. d, i.e., Daily Balance One\new\ = Daily Balance One\old\ + (Daily Balance One\old\ X Applicable Rate) - Indemnity Claims.

8.   Daily Balance Two

     a.   As of the Inception Date, "Daily Balance Two" means [*].

     b. For each day other than the Inception Date, "Daily Balance Two" means Daily Balance Two from the immediately preceding day minus any Indemnity Claims the Insurer properly pays in fact on such day from Daily Balance Two, in accordance with CONDITION 3 - PAYMENT OF INDEMNITY CLAIMS, P. d, i.e., Daily Balance Two\new\ = Daily Balance Two\old\ - Indemnity Claims.

9.   Daily Balance Three

     a.   As of the Inception Date, "Daily Balance Three" means [*].

     b. For each day other than the Inception Date, "Daily Balance Three" means Daily Balance Three from the immediately preceding day, plus the product of Daily Balance Three multiplied by the Applicable Rate, minus any Indemnity Claims the Insurer properly pays in fact on such day from Daily Balance Three, in accordance with CONDITION 3 - PAYMENT OF INDEMNITY CLAIMS, P. d, i.e., Daily Balance Three\new\ = Daily Balance Three\old\ + (Daily Balance Three\old\ X Applicable Rate) - Indemnity Claims.

10.  Inception Date

"Inception Date" means 12:01 a.m. November 9, 2001.

11.  Indemnity Claim

"Indemnity Claim" means any demand made on the Policyholder under the Assignment and Assumption Deed, attached hereto as Attachment H. Indemnity Claim shall not include costs associated with any work performed outside the Period of Insurance.

12.  Indemnity Costs

"Indemnity Costs" means the sum of the "Indemnified Excess Costs" and the "API Excess Costs" (as those terms are defined in the Fox River PDC Environmental Indemnity Agreement (the "PDC Indemnity") attached hereto as an exhibit to Attachment H) paid pursuant to the PDC Indemnity since the Inception Date.

13.  Insurer

"Insurer" means Commerce & Industry Insurance Company.

14.  Invoice Approval Package

"Invoice Approval Package" means documents that evidence Indemnity Costs Actually Paid pursuant to any procedures adopted by the Project Manager. Such Invoice Approval Package shall be submitted by the Project Manager quarterly when Indemnity Costs are within the Self-insured Retention and no more frequently than bi-weekly during all other times of the Period of Insurance, on a form substantially similar to the form attached hereto as Attachment I.

15.  Period of Insurance

"Period of Insurance" means November 9, 2001 to November 9, 2028, or until the exhaustion of the Limit of Insurance or the commutation of this policy, whichever occurs first.

If, on November 9, 2028, there exists a positive Commutation Amount, such amount shall remain available to the Policyholder until exhausted or commuted.

16.  Policyholder

"Policyholder" means Arjo Wiggins Appleton (Bermuda) Limited, or any transferee or assignee under CONDITION 15 - TRANSFERABILITY. For avoidance of doubt, only the Policyholder shall be entitled to claim hereunder.

17.  Premium

"Premium" means [*].

18.  Project Manager

"Project Manager" means the Policyholder, Arjo Wiggins Appleton, p.l.c., Project Control Companies, Inc. or any other person or entity selected by the Policyholder and agreed to by the Insurer, whose consent shall not be unreasonably withheld.

19.  Self-Insured Retention

"Self-Insured Retention" means

     a. if the applicable Cumulative Limits are "Initial Cumulative Limits" as specified in Endorsement 1, [*] in Indemnity Costs up to [*] in the aggregate, and thereafter [*].

     b. if the applicable Cumulative Limits are "Reduced Cumulative Limits," as specified in Endorsement 1, [*] in Indemnity Costs.

20.  Ultimate Net Loss

"Ultimate Net Loss" means all sums paid in fact during the Period of Insurance for Indemnity Claims, up to and including the Limit of Insurance.

IN WITNESS WHEREOF, the Insurer has caused this Indemnity Claim Insurance Policy to be executed by its duly authorized representative as of the date first above written.

                                        COMMERCE & INDUSTRY INSURANCE COMPANY


                                        By:  /s/ Michael P. Giese
                                             -----------------------------------
                                                 Name: Michael P. Giese
                                                 Title: Assistant Vice President

                  ENDORSEMENT 1 - SCHEDULE OF CUMULATIVE LIMITS

                                       [*]





















IN WITNESS WHEREOF, the Insurer has caused this Indemnity Claim Insurance Policy to be executed by its duly authorized representative as of the date first above written.

                                        COMMERCE & INDUSTRY INSURANCE COMPANY


                                        By:  /s/ Michael P. Giese
                                             -----------------------------------
                                                 Name: Michael P. Giese
                                                 Title: Assistant Vice President

                      ATTACHMENT A - ANNUAL ACCOUNTING FORM

                              Lower Fox River Site
                  Annual Summary of Costs to Insurance Carrier

------------------------------------------------------------------------------------------------------------------------------

     Invoice                                                                                        Date Paid by
      Date         Invoice #   Contractor       Type of Expense             Total Amount                 AWA         Check #
------------------------------------------------------------------------------------------------------------------------------
                                                Construct
    7/1/2006         20535   Contractor # 1     dewatering works                   $ 172,615.00       8/15/2006       5268
------------------------------------------------------------------------------------------------------------------------------
    7/5/2006        562810   Contractor # 2     Debris Removal                     $ 283,347.00       7/10/2006       5302
-----------------------------------------------------------------------------------------------------------------------------
   7/31/2006        620135   Contractor # 3     Install Pipeline                   $ 500,000.00       9/10/2006       5399
------------------------------------------------------------------------------------------------------------------------------
    8/7/2006         20542   Contractor # 1     Mobilization                       $ 122,615.00       9/10/2006       5425
------------------------------------------------------------------------------------------------------------------------------
                                                Construct
    9/1/2006         20575   Contractor # 1     dewatering works                   $ 172,615.00      10/15/2006       5500
------------------------------------------------------------------------------------------------------------------------------
  10/15/2006        562998   Contractor # 2     Debris Removal                     $ 283,347.00      11/30/2006       5632
------------------------------------------------------------------------------------------------------------------------------
    1/1/2007        620558   Contractor # 3     Install Pipeline                   $ 500,000.00       2/10/2007       5705
------------------------------------------------------------------------------------------------------------------------------
   4/10/2007         20623   Contractor # 1     Demobilization                     $ 283,348.00       5/25/2007       5810
------------------------------------------------------------------------------------------------------------------------------
   6/30/2007         39232   Contractor # 2     Debris Removal                     $ 222,613.00       6/30/2007       5985
------------------------------------------------------------------------------------------------------------------------------

   Total Payable                                                                 $ 2,540,500.00

-------------------------------------------------------------------       ----------------------------------------------------
SIR Depletion                                                             Insurance Claim Amount
-------------                                                             ----------------------
CTD prior to 7/1/06                     $           [*]                   CTD prior to 7/1/06                    $       0.00

Amt allocated from 7/1/06-6/30/07       $  2,540,500.00                   Amt allocated from 7/1/06-6/30/07      $  40,500.00
                                        ---------------

Total amount booked against SIR         $           [*]                   Maximum allowable amt for 7/1/06-
SIR Maximum                             $           [*]                   6/30/07 (including carry overs)        $ 100,000.00
                                        ---------------

                                                                          Amount remaining to carry over
Variance to SIR                         $     40,500.00                   or commutate                           $  59,500.00
                                        ===============                                                          ============
-------------------------------------------------------------------       ----------------------------------------------------

                      ATTACHMENT B - ARBITRATION PROVISIONS

Any arbitration pursuant to CONDITION 5 - ARBITRATION shall be conducted in accordance with the CPR Rules for Non-Administered Arbitration in effect on the Inception Date, by one arbitrator agreed to by the parties, which agreement shall not be unreasonably withheld. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. (S)(S) 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

The place of arbitration shall be New York, New York. The language of the arbitration shall be English. The arbitration shall be governed by the law of the State of Wisconsin.

The arbitrator is not empowered to terminate, cancel, or modify the policy or to reduce the Limits of Insurance or Cumulative Limits. The arbitrator is further not empowered to award damages in excess of compensatory damages and each party expressly waives and foregoes any right to punitive, exemplary or similar damages unless a statute requires that compensatory damages be increased in a specified manner.

Following the final arbitration hearing, the arbitrator shall promptly deliver a written decision with respect to the dispute to each of the parties, who shall promptly act in accordance therewith. Each party agrees that any decision of the arbitrator shall be final, conclusive and binding and that they will not contest any action by any other party thereto in accordance with a decision of the arbitrator. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of CONDITION 5 - ARBITRATION and this ATTACHMENT B by bringing suit in any court of competent jurisdiction.

                  ATTACHMENT C - WRITTEN DEMAND FOR COMMUTATION

Vice President, Division Counsel
AIG Environmental
175 Water Street, 12th Floor
New York, New York 10038
Attention: Karl M. Swanson, Esq.

Dear Mr. Swanson:

Pursuant to Condition 6 - Commutation by the Policyholder, as contained in Indemnity Claim Insurance Policy No. 529 5316, your Policyholder hereby elects to commute the policy.

Attached hereto please find certificates from the Administrative Agent and the Trustee (as each such term is defined in the Relationship Agreement, dated as of November 9, 2001, to which your Policyholder is a party) concerning the discharge of certain indebtedness. I certify that these certificates are true and correct copies of same.

Please remit the Commutation Amount, as that term is defined in the policy.

Very truly yours,



Director/Officer of Policyholder

Copies to:

McDermott, Will & Emery                    Godfrey & Kahn, S.C.
28 State Street                            780 N. Water Street
Boston, Massachusetts 02109                Milwaukee, Wisconsin 53202
Attention: Jeffrey C. Bates, Esq.          Attention: Christopher B. Noyes, Esq.
Facsimile No.: 617-535-3800                Facsimile: (414) 273-5198

Appleton Papers Inc.
825 E. Wisconsin Avenue
P.O. Box 359
Appleton, Wisconsin 54912
Attention: Paul J. Karch, Esq.
Facsimile: (920) 991-7256

                        ATTACHMENT D - INSURER'S RELEASE

                        TERMINATION AGREEMENT AND RELEASE

         TERMINATION AGREEMENT AND RELEASE made effective as of ___________ (the "EFFECTIVE DATE") by and between Commerce & Industry Insurance Company, a New York corporation (hereinafter called the "COMPANY") and Arjo Wiggins Appleton (Bermuda) Limited (hereinafter called "AWA BERMUDA").

         WHEREAS, the COMPANY issued AWA BERMUDA an Indemnity Claim Insurance Policy effective as of November 9, 2001 (the "POLICY"), a copy of which is attached hereto, whereby the COMPANY agreed to reimburse AWA BERMUDA for ULTIMATE NET LOSS arising under the POLICY (the "LOSSES'); and

         WHEREAS, pursuant to Condition 6 of the POLICY, the COMPANY and AWA BERMUDA have agreed to terminate the POLICY via commutation and to terminate all of the COMPANY'S obligations relating to the LOSSES, and AWA BERMUDA has agreed to release the COMPANY from any and all obligations and LOSSES under the POLICY.

         NOW THEREFORE, in consideration of the COMPANY paying AWA BERMUDA the sum of ___________________ dollars (US$___________, an amount that was calculated in accordance with the terms of the POLICY) (the "PAYMENT"), which payment shall be made within two (2) business days by the COMPANY after the execution and delivery of this TERMINATION AGREEMENT AND RELEASE to the COMPANY by AWA BERMUDA, AWA BERMUDA and the COMPANY do hereby agree as follows:

1. To the extent capitalized terms are used in this TERMINATION AGREEMENT AND RELEASE but not specifically defined herein, such terms shall have the same meaning as in the POLICY.

2. AWA BERMUDA does hereby release and forever discharge the COMPANY, its successors and assigns, of and from all causes of action, suits, claims for sums of money, contracts, controversies, agreements, costs, damages (whether direct or consequential), judgments and demands whatsoever in law or equity which AWA BERMUDA and its successors and assigns now have, claim to have, or may have in the future against the COMPANY under the terms, provisions, endorsements, addenda and conditions of the POLICY covering the LOSSES.

3. AWA BERMUDA does hereby release and forever discharge the COMPANY, its successors and assigns, of and from all causes of action, suits, claims for sums of money, contracts, controversies, agreements, costs, damages (whether direct or consequential), judgments and demands whatsoever in law or equity which AWA BERMUDA and its successors and assigns now have, claim to have, or may have in the future against the COMPANY arising out of the negotiation of the POLICY, the calculation of any DAILY BALANCE, or any other matter regarding the POLICY.

4. The COMPANY does hereby release and forever discharge AWA BERMUDA, its successors and assigns, of and from all causes of action, suits, claims for sums of money, contracts, controversies, agreements, costs, damages, judgments and demands whatsoever in law or equity which the COMPANY and its successors and assigns now have, claim to have, or may have in the future against AWA BERMUDA under the terms, provisions, endorsements, addenda and conditions of the POLICY covering the LOSSES.

5. The COMPANY does hereby release and forever discharge AWA BERMUDA, its successors and assigns, of and from all causes of action, suits, claims for sums of money, contracts, controversies, agreements, costs, damages (whether direct or consequential), judgments and demands whatsoever in law or equity which the COMPANY and its successors and assigns now have, claim to have, or may have in the future against AWA BERMUDA arising out of the negotiation of the POLICY, the calculation of any DAILY BALANCE, or any other matter regarding the POLICY.

6. AWA BERMUDA covenants and agrees that the PAYMENT represents fall and final payment by the COMPANY for reimbursement under the POLICY for the LOSSES incurred or to be incurred by AWA BERMUDA. AWA BERMUDA agrees to indemnify and hold the COMPANY harmless from and against any and all liability, loss, damage or expense, including without limitation, reasonable attorney's fees, arising from all manner of action, actions, suits, claims for sums of money, contracts, controversies, agreements, costs, damages, judgments and demands brought or made against the COMPANY for any LOSSES under the POLICY.

7. The COMPANY agrees to effect or cause to be made payment of the PAYMENT within two (2) business days of its execution and delivery of this TERMINATION AGREEMENT AND RELEASE.

8. This TERMINATION AGREEMENT AND RELEASE shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

9. This TERMINATION AGREEMENT AND RELEASE contains the full and complete understanding and agreement between the parties hereto with respect to the subject matter hereof, and the parties acknowledge that neither is entering into this TERMINATION AGREEMENT AND RELEASE in reliance upon any term, condition, representation or warranty not stated herein and that this TERMINATION AGREEMENT AND RELEASE replaces any and all prior agreements whether oral or written, pertaining to the subject matter hereof.

10. Whenever the text hereof requires the use of a singular term, it shall include the appropriate plural term as the text of the instrument requires.

11. All changes to this TERMINATION AGREEMENT AND RELEASE must be in writing and agreed to by the Parties.

12. This TERMINATION AGREEMENT AND RELEASE shall be governed by the laws of the State of New York and the parties hereto do irrevocably submit to the non-exclusive jurisdiction of the Courts in the State of New York and to the extent permitted by law the parties expressly waive all rights to challenge or otherwise limit such jurisdiction.

13. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

14. This TERMINATION AGREEMENT AND RELEASE may be executed in counterparts, all of which when taken together shall constitute one and the same instrument, and any party hereto may execute this TERMINATION AGREEMENT AND RELEASE by signing any such counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this TERMINATION AGREEMENT AND RELEASE to be executed by their duly authorized representatives as of the date first above written.

COMMERCE & INDUSTRY INSURANCE               ARJO WIGGINS APPLETON (BERMUDA)
COMPANY                                     LIMITED



By:________________________________         By:_______________________________

Name:                                       Name:

____________________________________        __________________________________

Title:                                      Title:

_____________________________________       __________________________________

           ATTACHMENT E - WRITTEN DEMAND FOR REDUCED CUMULATIVE LIMITS



Vice President, Division Counsel
AIG Environmental
175 Water Street, 12th Floor
New York, New York 10038
Attention:  Karl M. Swanson, Esq.

Dear Mr. Swanson:

Pursuant to Condition 7(b) - Election of Cumulative Limits, as contained in Indemnity Claim Insurance Policy No. 529 5316, your Policyholder hereby elects Reduced Cumulative Limits.

Attached hereto please find certificates from the Administrative Agent and the Trustee (as each such term is defined in the Relationship Agreement, dated as of November 9, 2001, to which your Policyholder is a party) concerning the discharge of certain indebtedness. I certify that these certificates are true and correct copies of same.

This letter constitutes formal notice of a claim under Section I - Insuring Agreements, paragraph 2. Pursuant to Condition 7(b), please remit the sum of Daily Balance One plus Daily Balance Two, as those terms are defined in the policy.

Very truly yours,



Director/Officer of Policyholder

Copies to:

McDermott, Will & Emery                  Godfrey & Kahn, S.C.
28 State Street                          780 N. Water Street
Boston, Massachusetts 02109              Milwaukee, Wisconsin  53202
Attention: Jeffrey C. Bates, Esq.        Attention: Christopher B. Noyes, Esq.
Facsimile No.: 617-535-3800              Facsimile: (414) 273-5198

Appleton Papers Inc.
825 E. Wisconsin Avenue
P.O. Box 359
Appleton, Wisconsin 54912
Attention: Paul J. Karch, Esq.
Facsimile: (920) 991-7256

                ATTACHMENT F - POLICYHOLDER'S NOTICE OF TRANSFER

Vice President, Division Counsel
AIG Environmental
175 Water Street, 12th Floor
New York, New York  10038
Attention:  Karl M. Swanson, Esq.

Dear Mr. Swanson:

Pursuant to Condition 15 - Transferability, as contained in Indemnity Claim Insurance Policy No. 529 5316, your Policyholder hereby notifies you that it has transferred its rights, powers, and/or obligations under the policy as follows:

[SPECIFICS:]

Attached hereto please find certificates from the Administrative Agent and the Trustee (as each such term is defined in the Relationship Agreement, dated as of November 9, 2001, to which your Policyholder is a party) consenting to this transfer, or indicating their agreement that their consent is not required to such transfer. I certify that these certificates are true and correct copies of same.

Very truly yours,



Director/Officer of Policyholder

Copies to:

McDermott, Will & Emery                   Godfrey & Kahn, S.C.
28 State Street                           780 N. Water Street
Boston, Massachusetts  02109              Milwaukee, Wisconsin  53202
Attention: Jeffrey C. Bates, Esq.         Attention:  Christopher B. Noyes, Esq.
Facsimile No.:  617-535-3800              Facsimile:  (414) 273-5198

Appleton Papers Inc.
825 E. Wisconsin Avenue
P.O. Box 359
Appleton, Wisconsin 54912
Attention: Paul J. Karch, Esq.
Facsimile: (920) 991-7256

             ATTACHMENT G - POLICYHOLDER'S AGREEMENT FOR ENDORSEMENT

Vice President, Division Counsel
AIG Environmental
175 Water Street, 12th Floor
New York, New York  10038
Attention:  Karl M. Swanson, Esq.

Dear Mr. Swanson

Pursuant to Condition 17 - Endorsement, as contained in Indemnity Claim Insurance Policy No. 529 5316, your Policyholder hereby provides its agreement to the endorsement we have discussed.

Attached hereto please find certificates from the Administrative Agent and the Trustee (as each such term is defined in the Relationship Agreement, dated as of November 9, 2001, to which your Policyholder is a party) consenting to this endorsement, or indicating their agreement that their consent is not required. I certify that these certificates are true and correct copies of same.

Please issue an endorsement forthwith.

Very truly yours,



Director/Officer of Policyholder

Copies to:

McDermott, Will & Emery                   Godfrey & Kahn, S.C.
28 State Street                           780 N. Water Street
Boston, Massachusetts 02109               Milwaukee, Wisconsin  53202
Attention: Jeffrey C. Bates, Esq.         Attention: Christopher B. Noyes, Esq.
Facsimile No.: 617-535-3800               Facsimile: (414) 273-5198

Appleton Papers Inc.
825 E. Wisconsin Avenue
P.O. Box 359
Appleton, Wisconsin 54912
Attention: Paul J. Karch, Esq.
Facsimile: (920) 991-7256

                                  ATTACHMENT H




1.   Assignment and Assumption Deed

2.   Fox River AWA Environmental Indemnity Agreement

3.   Fox River PDC Environmental Indemnity Agreement

4.   a.   2/12/98 NCR Settlement Agreement

     b.   7/1/98 Joint Defense & Representation Agreement

     c.   2/12/98 Subsequent Allocation Agreement

     d.   1978 NCR Purchase Agreement

                                Schedule 6.1.5.2
                                ----------------

                                 Debt Facilities
                                 ---------------

1. Credit Agreement dated as of November 8, 2001 by and among PDC, API, the several lenders party thereto, the several banks and other financial institutions or entities from time to time parties thereto, Bear Stearns & Co., Inc., as sole lead arranger and sole bookrunner, Bear Stearns Corporate Lending Inc., as syndication agent, U.S. Bank National Association d/b/a Firstar Bank N.A. and LaSalle Bank National Association, each as documentation agent, M&I Marshal & Ilsley Bank, as managing agent, Associated Bank N.A., as co-agent, and Toronto Dominion (Texas), Inc., as the administrative agent, providing for a senior secured credit facility for up to $340.0 million consisting of a $75.0 million four-year revolving credit facility, a $115.0 million four-year term loan A and a $150.0 million five-year term loan B including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case as amended, modified, renewed, refunded, replaced or refinanced, whether by the same lender or any other lender or group of lenders, from time to time.

2.   Closing Date High Yield Note is the $250,000,000 of senior subordinated note issued by API on November 9, 2001, together with the Note Purchase Agreement and the Registration Rights Agreement providing for the purchase thereof by AWA.

3. Substitute High Yield Note is debt security or arrangement the proceeds of which are used to redeem in full the Closing Date High Yield Note on or before November 8, 2002.